SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                  AIRGAS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

      4.    Proposed maximum aggregate value transaction:

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      5.    Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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      2.    Form, Schedule or Registration Statement No.:

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      3.    Filing Party:

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      4.    Date Filed:

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

                                 [AIRGAS LOGO]

                                        Radnor Court
                                        259 North Radnor-Chester Road, Suite 100
                                        Radnor, Pennsylvania 19087-5283

                                        June 30, 2000

TO OUR STOCKHOLDERS:

      You are cordially invited to attend the Annual Meeting of Stockholders to be held on Thursday, August 3, 2000, at 2:00 p.m., Eastern Daylight Time, at the Company's offices at 259 North Radnor-Chester Road, Radnor, Pennsylvania 19087.

      The accompanying Notice of Meeting and Proxy Statement describe the matters to be acted upon during the Annual Meeting. You are welcome to present your views on these items and other subjects related to the Company's operations. Your participation in the activities of the Company is important, regardless of the number of shares you hold.

      To ensure that your shares are represented at the Annual Meeting, whether or not you are able to attend, please complete the enclosed proxy and return it to us in the postage-paid envelope.

      I hope you will attend the Annual Meeting.

                                        Sincerely,


                                        /s/ Peter McCausland

                                        Peter McCausland
                                        Chairman and Chief Executive Officer

                                  AIRGAS, INC.

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 August 3, 2000

                                   ----------

TO THE STOCKHOLDERS:

      The Annual Meeting of the Stockholders of Airgas, Inc. (the "Company"), a Delaware corporation, will be held on Thursday, August 3, 2000, at 2:00 p.m., Eastern Daylight Time, at the Company's offices at 259 North Radnor-Chester Road, Radnor, Pennsylvania 19087, for the following purposes:

      1.    To elect three Directors of the Company.

      2. To vote upon a proposal to ratify the selection of KPMG LLP as the Company's independent auditors for the fiscal year ending March 31, 2001.

      3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      Stockholders of record at the close of business on June 9, 2000, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

      All stockholders are cordially invited to attend the Annual Meeting in person, but whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy in the return envelope. Returning your proxy does not deprive you of the right to attend the Annual Meeting and vote your shares in person.

                                        By Order of the Board of Directors,


                                        /s/ Todd R. Craun

                                        Todd R. Craun, Esq.
                                        Secretary

Radnor, Pennsylvania
June 30, 2000

      The Company's Annual Report for the year ended March 31, 2000, accompanies this notice, but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation material.

                                  AIRGAS, INC.

                                 PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies at the direction of the Board of Directors of Airgas, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on August 3, 2000.

      Stockholders of record at the close of business on June 9, 2000, will be entitled to vote at the Annual Meeting. At the close of business on June 9, 2000, 72,807,857 shares of the Company's $0.01 par value common stock ("Common Stock") were outstanding and entitled to vote. A stockholder is entitled to one vote for each share of Common Stock held by such stockholder. This Proxy Statement and the enclosed form of proxy are being mailed to the Company's stockholders on or about June 30, 2000.

      Shares represented by a proxy in the accompanying form, unless previously revoked, will be voted at the Meeting if the proxy is returned to the Company properly executed and in sufficient time to permit the necessary examination and tabulation before a vote is taken. A proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company, by giving a later dated proxy, or by voting in person at the meeting. Mere attendance at the Annual Meeting will not revoke the proxy. Any specific instructions indicated on your proxy will be followed. Unless contrary instructions are given, your proxy will be voted FOR each of the proposals described in this Proxy Statement and in the discretion of the proxy holders on such other business as may properly come before the Annual Meeting.

      Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers holding shares for beneficial owners must vote their shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote these shares at their discretion, except if they are precluded from exercising their voting discretion on certain proposals pursuant to the rules of the New York Stock Exchange. In such a case, the broker may not vote on the proposal absent specific voting instructions. This results in what is known as a "broker non-vote." A broker non-vote has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of the proposal. A broker non-vote has the effect of reducing the number of required affirmative votes when a majority of the shares present and entitled to vote or a majority of the votes cast is required for approval of the proposal. The election of each nominee for director (Proposal 1) requires a plurality of votes cast. Brokers have discretionary authority to vote on this proposal. Ratification of the selection of the auditors (Proposal 2) requires the approval of a majority of the outstanding shares of Common Stock represented and entitled to vote at the meeting. Brokers are not precluded from voting on Proposal 2, and therefore abstentions and broker non-votes will have the same effect as a vote against the proposal. The New York Stock Exchange determines whether brokers have discretionary authority to vote on a given proposal.

      The cost of proxy solicitation, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to beneficial owners of the Common Stock, will be paid by the Company. Proxies will be solicited without extra compensation by certain officers and regular employees of the Company by mail and, if found to be necessary, by telephone and personal interviews. The Company has also retained Corporation Investor Communications, Inc. to assist in the solicitation of proxies at an anticipated fee of $5,000.

                              ELECTION OF DIRECTORS

      The Bylaws of the Company presently provide that the Board of Directors shall designate the number of directors constituting the Board of Directors, which shall be no less than seven and no more than thirteen members. Currently, that number has been fixed by the Board of Directors at nine. The Board of Directors consists of three classes, with directors of one class to be elected each year, for terms extending to the annual meeting of stockholders held in the third year following the year of their election. The three directors whose terms expire at the 2000 Annual Meeting have been nominated to serve for a term expiring at the 2003 Annual Meeting.

      The names and biographical summaries of the three persons who have been nominated to stand for election at the 2000 Annual Meeting and the remaining directors whose terms are continuing until the 2001 or 2002 Annual Meetings appear below. Paula A. Sneed and David M. Stout were appointed to the Board in August 1999, and James W. Hovey was appointed to the Board in October 1999. Of the continuing directors, W. Thacher Brown, Frank B. Foster, III and Peter McCausland were elected by the stockholders at the 1998 Annual Meeting and John
A. H. Shober, Lee M. Thomas and Robert L. Yohe were elected by the stockholders at the 1999 Annual Meeting.

      All nominees have indicated that they are willing and able to serve as directors if elected. In the event that any nominee should become unavailable, the proxy will be voted for the election of any substitute nominee designated by the Board of Directors or its Governance and Compensation Committee.

      The Board of Directors recommends that you vote FOR the election of Ms. Sneed, Mr. Hovey and Mr. Stout.

      Set forth below is certain information regarding the three nominees for election at the Annual Meeting and the remaining six directors whose terms are continuing until the 2001 and 2002 Annual Meetings.

Nominees For Election for Terms Expiring at the 2003 Annual Meeting:

Paula A. Sneed          Ms. Sneed, age 52, has been the Executive Vice President
                        of Kraft Foods, Inc., an international food business, and President of its E-Commerce Division, since
                        September 1999. Ms. Sneed is also a member of Kraft's
                        Operating Committee. She was Senior Vice President,
                        Marketing Services and Chief Marketing Officer of Kraft
                        Foods, Inc., an international food business, from January 1995 until September 1999, where her responsibilities include media and advertising services, marketing information systems and corporate and consumer promotions. Ms. Sneed joined General Foods Corporation
                        (which merged with Kraft

                        Foods) in 1977, and has served in various executive positions since 1986. Ms. Sneed also serves as a director of Hercules, Inc., and is member of the Board of Westchester/Fairfield Inroads and the Board of Visitors of Howard University School of Business. Ms. Sneed has been a director of the Company since August 1999.

James W. Hovey          Mr. Hovey, age 54, is President of The Fox Companies, a
                        diversified real estate development firm, which he joined in 1972, where he has been responsible for the development of numerous housing units and office buildings, and of a sports arena. In conjunction with The Fox Companies, Mr. Hovey is also currently involved in several start-up business ventures, including sales forecasting software and fitness and health care. Mr.
                        Hovey also serves as an overseer of the Graduate School of the University of Pennsylvania, a director of the National Association of Industrial and Office
                        Properties, a member of the Advisory Board of the Wharton School Real Estate Center, a trustee of
                        Eisenhower Exchange Fellowships, Inc., and a trustee of the World Affairs Council in Philadelphia. Mr. Hovey has been a director of the Company since October 1999.

David M. Stout          Mr. Stout, age 46, has been President,
                        Pharmaceuticals-North America, for SmithKline Beecham since 1998. Prior to that, he served as Senior Vice
                        President and Director, Sales and Marketing-U.S., for
                        SmithKline Beecham from October 1996 until 1998. Mr.
                        Stout was President of Schering Laboratories, a division of Schering-Plough Corporation, from 1994 until 1996. He held various executive and sales and marketing positions with Schering-Plough from 1979, when he joined the company, until 1994. Mr. Stout serves as a member of the Board of Trustees of Magee Rehabilitation Hospital and the Board of Trustees of Western Maryland College, and is a member of the Pharmaceutical Marketing Professional
                        Advisory Board of Saint Joseph's University. Mr. Stout has been a director of the Company since October 1999.

Directors Serving for Terms Expiring at the 2001 Annual Meeting:

W. Thacher Brown        Mr. Brown, age 52, has been the Chairman, President and
                        a director of 1838 Investment Advisors, Inc., an investment management company, since July 1988, President of 1838 Investment Advisors Funds since 1995,
                        President of MBIA Asset Management since 1998 and Chief
                        Investment Officer of MBIA Insurance Company since 1999.
                        He is a director of the 1838 Bond Debenture Trading Fund
                        Inc., the 1838 Investment Advisors Funds and The
                        Harleysville Mutual Insurance Company, and was a Senior
                        Vice President and a director of Drexel Burnham Lambert
                        Incorporated for more than four years prior to 1988. Mr.
                        Brown has been a director of the Company since 1989.

Frank B. Foster, III    Mr. Foster, age 66, has been Chairman of DBH Associates,
                        a venture capital/consulting firm, since 1987. He was President and CEO of Diamond-Bathurst Inc., a publicly-held manufacturer of glass containers, from 1975 until he founded DBH. He also serves as a director of Contour Packaging, FinCom Corporation, 1838
                        Investment Advisors Funds and OAO Technology Solutions,
                        Inc. Mr. Foster has been a director of the Company since
                        1986.

Peter McCausland        Mr. McCausland, age 50, has been a director of the
                        Company since June 1986, the Chairman of the Board and Chief Executive Officer of the Company since May 1987,
                        President from June 1986 to August 1988, from April 1,
                        1993 to November 30, 1995 and from April 1, 1997 to
                        January 1999. Mr. McCausland serves as a director of Hercules, Inc. and as a member of the Board of Trustees of Eisenhower Exchange Fellowships, Inc.

Directors Serving for Terms Expiring at the 2002 Annual Meeting:

John A.H. Shober        Mr. Shober, age 67, is a private investor and corporate
                        director. He has been a director of Penn Virginia
                        Corporation, a natural resources company, since 1978, Vice Chairman of the Board of Directors from 1992 to 1996, and President and Chief Executive Officer from
                        1989 to 1992. Mr. Shober also serves as Vice Chairman of the Board of Directors of MIBRAG mbH and a director of Anker Coal Group, Inc., C&D Technologies, Inc., Ensign
                        Bickford Industries, Inc., First Reserve Corporation,
                        Hercules, Inc., and is a member of the Board of Trustees of Eisenhower Exchange Fellowships, Inc. Mr. Shober has served as a director of the Company since 1990.

Lee M. Thomas           Mr. Thomas, age 56, is the Executive Vice
                        President-Paper and Chemicals of Georgia-Pacific
                        Corporation. Mr. Thomas has held this and other senior executive positions within Georgia-Pacific Corporation since 1993. Prior to that, he was Chairman and Chief
                        Executive Officer of Law Companies Environmental Group
                        Inc. and has held numerous federal and state government positions, including with the U.S. Environmental
                        Protection Agency, the Federal Emergency Management
                        Agency and the Office of the Governor of South Carolina.
                        Mr. Thomas also serves as a member of the Board of Directors of Research Atlanta. Mr. Thomas has served as a director of the Company since August 1998.

Robert L. Yohe          Mr. Yohe, age 64, is an independent investor, corporate
                        director and advisor. He was Vice Chairman of Olin
                        Corporation and a member of its Board of Directors until 1994. Mr. Yohe is a Director of Calgon Carbon
                        Corporation, LaRoche Industries Inc., Marsulex Inc. and
                        The Middleby Corporation. He also is a trustee of Lafayette College. Mr. Yohe has served as a director of the Company since 1994.

Board of Directors and Committees

      The Board of Directors held six meetings during the year ended March 31, 2000. The average attendance by directors at these meetings was 93 percent. No incumbent director attended less than 75 percent of the aggregate Board and Committee meetings they were scheduled to attend.

      The standing committees of the Board of Directors are an Executive Committee, a Governance and Compensation Committee and an Audit Committee. The Governance and Compensation Committee and the Audit Committee each held four meetings during the year ended March 31, 2000.

      The members of the Executive Committee are Messrs. McCausland, Brown and Foster. As authorized by Delaware law and the Company's Bylaws, the Executive Committee may exercise all of the powers of the Board of Directors when the Board is not in session, except that it may not elect directors or appoint officers, amend the Bylaws, declare dividends, appoint members of the Executive Committee, approve the acquisition of substantially all the assets or capital stock of a corporation or business entity which has annual sales in excess of 20% of the annual sales of the Company or take any other action which may only be taken by the Board.

      The members of the Governance and Compensation Committee are Messrs. Brown, Thomas, and Yohe. Its responsibilities include the review of compensation practices and corporate benefit plans of the Company, and the review and recommendation of prospective officers and Board members. The Governance and Compensation Committee or the Board of Directors will consider written recommendations for nominees for directors which are submitted in accordance with the Company's Bylaws. Under the Bylaws, stockholders are entitled to nominate persons for election as directors only if, among other things, written notice has been given, in the case of an annual meeting, not earlier than 120 days and not later than 90 days prior to the anniversary of the preceding year's annual meeting. The notice must set forth information about the proposed nominee and the consent of the nominee, among other things.

      The members of the Audit Committee are Messrs. Foster, Shober and Hovey. The Audit Committee and the Board have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company's independent auditors. The Audit Committee recommends for approval by the Board of Directors and ratification by the stockholders an independent firm of certified public accountants whose duty it is to audit the financial statements of the Company for the fiscal year in which they are appointed. The Audit Committee monitors the activities of the Company's internal and external auditors, including the audit scope, the external audit fees, auditor independence matters and the extent to which the independent auditors may be retained to perform advisory services. The Audit Committee also reviews the results of the internal and external audit work to assess the adequacy and appropriateness of the company's financial and accounting controls. The Audit Committee reviews changes in accounting standards that impact the financial statements and discusses with management major events, including legal matters and tax audits, that may have significant financial impact or are the subject of discussions with the independent auditors. The composition of the Audit Committee and the attributes of its members, and the responsibilities of the Audit Committee as reflected in its charter as revised in May 2000, are intended to be in accord with Securities and Exchange Commission rules and New York Stock Exchange listing requirements adopted in December 1999 with regard to corporate audit committees.

Compensation of Directors

      Directors who are not employees of the Company are paid an annual retainer of $12,000 plus a fee of $1,500 for each Board or Committee meeting attended, and are entitled to participate in the 1997 Directors' Stock Option Plan (the "Directors' Plan").

      In order to closely align the interests of directors with those of stockholders, a majority of the directors' compensation is in the form of stock options. The number of options granted is determined annually by the Governance and Compensation Committee. The exercise price of each option is equal to the fair market value on the date of grant, is exercisable immediately and has a term of 10 years. On July 30, 1999, each Board member was granted 6,250 options with a $12.25 exercise price. Board members who were appointed during fiscal 2000 to fill vacancies were each granted options to acquire 6,250 shares with an exercise price of $12.25.

      The Chairmen of the Audit Committee and the Governance and Compensation Committee also receive an additional $3,000 annual retainer. Directors are also reimbursed for their travel expenses for attendance at Board and Committee meetings.

Filings Under Section 16(a)

      Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of the securities with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. The Company knows of no greater than ten percent stockholders, other than one person who is an officer and director.

      Based solely on its review of the copies of the forms received by it with respect to the 2000 fiscal year, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all of its officers and directors complied with all filing requirements applicable to them.

                             EXECUTIVE COMPENSATION

      The following table sets forth certain information concerning the compensation paid during the fiscal years ended March 31, 2000, 1999 and 1998 to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers based on salary and bonus earned during the 2000 fiscal year.

Summary Compensation Table

                                         Annual Compensation                            Long Term Compensation
                             -------------------------------------------   ---------------------------------------------------

                                                                                           Securities             All Other
 Name and Principal          Fiscal                         Other Annual   Restricted      Underlying  LTIP       Compensation
     Position                Year     Salary($)   Bonus($)  Compensation   Stock Awards    Options(#)  Payouts    ($)(1)
     --------                ----     ---------   --------  ------------   ------------    ----------  -------    ------------

Peter McCausland             2000     550,000     100,000        (1)           None         130,000      None     5,530 (2)
Chairman and                 1999     550,000          -0-                     None         130,000      None     4,778
Chief Executive Officer      1998     550,000     497,750                      None         130,000      None     5,070

William A. Rice, Jr          2000     300,000      52,500        (1)           None          50,000      None     6,946 (4)
President and Chief          1999     225,000      60,356                      None          85,000      None     6,861
Operating Officer (3)        1998     175,000     112,788                      None          25,000      None     7,136

Ted R. Schulte               2000     216,420      75,260        (1)           None          21,000      None     4,503 (6)
Vice President-              1999     184,120      89,270                      None          16,500      None     4,458
Gas Operations (5)           1998      68,105      41,395                      None               0      None       145

Samuel H. Goldstein          2000     190,000      43,510        (1)           None          21,000      None     7,012 (8)
Senior Vice President-       1999     180,000      45,000                      None          27,500      None     6,376
Information Services         1998     170,000      61,540                      None          10,000      None     4,861
and Chief Information
Officer (7)

Alfred B. Crichton           2000     180,000      44,105        (1)           None          26,000      None     7,308 (10)
Division President-          1999     170,000      28,050                      None          35,000      None     6,766
West (9)                     1998     156,000      88,842                      None          25,000      None     6,846

----------

      (1) Amount does not exceed the lesser of $50,000 or 10% of total salary and bonus.
      (2) Consists of $5,368 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan, and the value of life insurance premiums of $162 paid for the benefit of Mr. McCausland.
      (3) Mr. Rice served as Group President - Airgas Direct Industrial from March 1997 until January 1999, and has been President and Chief Operating Officer since January 1999.
      (4) Consists of $6,784 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan and the value of life insurance premiums of $162 paid for the benefit of Mr. Rice.
      (5) Mr. Schulte has served as Vice President - Gas Operations since November 1998.
      (6) Consists of $4,341 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan and the value of life insurance premiums of $162 paid for the benefit of Mr. Schulte.
      (7) Mr. Goldstein has served as Senior Vice President-Information Services and Chief Information Officer since January 1999, and served as Vice President-Information Services and Chief Information Officer from September 1996 until December 1998.

      (8) Consists of $6,850 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan and the value of life insurance premiums of $162 paid for the benefit of Mr. Goldstein.
      (9)   Mr. Crichton has been Division President-West since February 1993.
      (10) Consists of $7,146 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan and the value of life insurance premiums of $162 paid for the benefit of Mr. Crichton.

Option Grants During Fiscal Year 2000

      The following table provides information related to options granted to the named executive officers during fiscal year 2000. The Company does not have any outstanding stock appreciation rights.

                                                                                  Potential Realization Value at Assumed
                                                                                  Annual Rates of Stock  Price Appreciation
                                 Individual Grants                                for Option Term (1)
--------------------------------------------------------------------------------  -----------------------------------------

                           No. of
                           Securities  % of Total
                           Underlying  Options
                           Options     Granted to
                           Granted     Employees in   Exercise      Expiration
       Name                (#)(2)      Fiscal Year   Price ($/Sh)      Date       0%($)(3)     5%($)(3)      10%($)(3)
-------------------        ----------  ------------  ------------   ------------  --------     --------      ---------

Peter McCausland            130,000       11.5%         $11.50      May 18, 2009     $0        $940,197     $2,382,645

William A. Rice, Jr          50,000        4.4           11.50      May 18, 2009      0         361,614        916,402

Ted R. Schulte               21,000        1.9           11.50      May 18, 2009      0         151,878        384,889

Samuel H. Goldstein          21,000        1.9           11.50      May 18, 2009      0         151,878        384,889

Alfred B. Crichton           26,000        2.3           11.50      May 18, 2009      0         188,039        476,529

----------

      (1) These amounts, based on assumed appreciation rates of 0%, 5% and 10% prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

      (2) Represents options to acquire shares of Common Stock, which become exercisable in four equal annual installments beginning on the date of their grant.

      (3) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders. If the named executive officers realize the appreciated values based on the 5% and 10% appreciation rates set forth in the table, total stockholder value will have appreciated by approximately $527 million and $1.3 billion, respectively, and the value of the named executive officers' appreciation will be approximately 0.3% of the total stockholders' appreciation. Potential stock price appreciation to all stockholders is calculated based on a total of 72.8 million shares of Common Stock outstanding and entitled to vote on June 9, 2000 and a price of $11.50 per share, the weighted average exercise price of options granted in fiscal year 2000 referred to in the table above.

Aggregated Option Exercises During Fiscal Year 2000 and Fiscal Year-End Option Values

      The following table provides information related to employee options exercised by the named executive officers during fiscal year 2000 and the number and value of such options held at fiscal year-end.

                                                          Number of Securities
                                                               Underlying               Value of Unexercised
                                                           Unexercised Options          In-the-Money Options
                                                          at Fiscal Year-End(#)       at Fiscal Year-End($)(2)
                      Shares Acquired       Value       -------------------------    -------------------------
       Name           on Exercise (#)  Realized ($)(1)  Exercisable Unexercisable    Exercisable Unexercisable
-------------------   ---------------  ---------------  ----------- -------------    ----------- -------------

Peter McCausland          241,867        $1,734,186      885,369      292,500        $2,992,862      -0-

William A. Rice, Jr            -0-               -0-     143,150      131,250            38,720      -0-

Ted R. Schulte                 -0-               -0-       4,125       33,375                -0-     -0-

Samuel H. Goldstein            -0-               -0-      19,375       49,125                -0-     -0-

Alfred B. Crichton          4,000            17,440      195,850       69,750           210,960      -0-

----------

      (1) Represents the difference between the option exercise price and the market value on the date of exercise.
      (2) Value based on the closing price of $8.31 per share on March 31, 2000, less the option exercise price.

Termination of Employment and Change of Control Arrangements

      The Company has entered into "change-of-control" agreements ("Change-of-Control Agreements") with Mr. McCausland, Mr. Rice, Mr. Schulte, Mr. Goldstein, Mr. Crichton, and other key management personnel. The terms of the agreements are consistent with similar agreements used in other major U.S. public corporations and provide salary and benefit continuation if the executive is terminated upon a change-of-control. A change-of-control is defined to include events in which a party (other than Mr. McCausland) acquires 20% or more of the combined voting power of the Company's then outstanding securities; or in which Mr. McCausland, together with all affiliates and associates, acquires 30% or more of the combined voting power of the Company's then outstanding securities. Under the Change-of-Control Agreements, following the executive's termination, he or she would be entitled to a lump sum payment equal to one to three times (depending upon the executive) the executive's annual base salary at the time of termination plus the executive's potential bonus amount for the fiscal year in which the change-of-control occurred. The executive's health and welfare benefits would also continue for two or three years, depending upon the executive, and the executive would be vested in all stock options and restricted stock. The cash and non-cash amounts payable under the Change-of-Control Agreements and under any other arrangements with the Company are limited to the maximum amount permitted without the imposition of an excise tax under the Internal Revenue Code. Generally, this would limit an executive's benefits to
2.99 times the executive's average annual compensation for the preceding five years.

      Subject to the above limitation of 2.99 times average annual compensation, in addition to Mr. McCausland's right to payment of two times his annual salary and bonus under his Change-of-Control Agreement, under an arrangement entered into in 1992, in the event of the termination of Mr. McCausland's employment for any reason including a change of control, Mr. McCausland is entitled to a payment equal to two times his annual salary, the continuation of health insurance and other employee benefits for a three-year period and automatic vesting of all of his stock options. Generally, the limitation under Mr. McCausland's Change-of-Control Agreement would reduce the amount payable under his 1992 arrangement to the extent that the aggregate benefits under the Change-of-Control Agreement and the 1992 arrangement exceed 2.99 times his average annual compensation for the preceding five years.

                 GOVERNANCE AND COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

      The Governance and Compensation Committee of the Board of Directors has furnished the following report on executive compensation. Under the supervision of the Governance and Compensation Committee, the Company has developed and implemented compensation policies, plans and programs. The Committee is composed of three independent, non-employee directors. Following review and approval by the Governance and Compensation Committee, all issues pertaining to executive compensation (other than the granting of stock options or restricted stock awards under the Company's stock option plans and the establishment of performance goals under the Company's Management Bonus Plan) are submitted to the full Board of Directors for approval.

      Since its inception, the Company has maintained the philosophy that compensation of its entire management team, including executive officer level positions through operating management positions at the Company's operating subsidiaries, should be directly and materially linked to operating performance. To achieve this linkage, compensation is heavily weighted towards bonuses paid on the basis of performance and to the award of stock options to a relatively broad level of operating management.

Compensation Principles

      The foundation of the management compensation program is based on beliefs and guiding principles designed to align compensation with business strategy, Company values and management initiatives. The program:

      o Rewards executives for long-term strategic management and the enhancement of shareholder value through the award of stock options as a significant percentage of total compensation.

      o Integrates compensation programs with both the Company's annual and longer-term strategic planning and measurement processes.

      o Provides flexibility in order to maximize local autonomy, which the Company views as an important element of its success.

Executive Compensation Program

      The total compensation program consists of both cash and equity based compensation. The annual compensation consists of a base salary and an annual bonus under the Company's Management Bonus Plan. Incentive compensation is closely tied to corporate and individual performance in a manner that encourages a continuing focus on building profitability and shareholder value. Periodically, the Committee determines the salary ranges for executive officers upon review of salary ranges in companies comparable in size in terms of annual sales and capitalization. The comparison group includes companies in the specialty chemicals industry plus distribution companies and fast growth companies outside of the Company's industrial classification. The Committee included companies outside of the Company's industry in the comparison group because it believes that the Company is similar in certain respects to such companies. Actual salary changes are based upon individual and Company-wide performance and generally are comparable to the median salary levels paid at companies in the comparison group. The individual's performance is measured against specific management objectives, such as pre-tax profits, operating cash flow, debt repayment, safety targets, programs for training and development of personnel and sales and marketing programs.

      However, there is the opportunity to earn significantly higher total compensation through incentive bonus and stock option programs. The bonus and stock option components are "at risk," meaning that the ultimate value of the compensation depends on such factors as Company financial performance, individual performance and stock price. This at risk portion of the Company's executive compensation ranges from approximately 45% to 65% of total compensation, which represents a higher portion of total compensation than for most of the companies in the comparison group. The Committee approves the participation of key executives in the Management Bonus Plan. Awards for executive officers vary with a combination of the Company's achievement of cash flow and earnings goals and are then adjusted up or down for the executive's achievement of specified objectives and individual job performance. The objectives that the Committee considers are the same as those used to determine salary. The Committee relies on these quantitative and qualitative measures and it uses subjective judgment and discretion in light of these measures and the Company's compensation principles described above to determine base salaries and bonuses.

      Long-term incentives are provided through the grant of stock options. The Committee reviews and approves the participation of executive officers of the Company and its subsidiaries under the Company's stock option plan. The Committee has the authority to determine the individuals to whom stock options are awarded, the terms of the options and the number of shares subject to each option. The size of option grants are based upon position level. The Committee determines the percentage of total compensation which is to consist of the value of stock options for each position level and divides that value by the estimated value of the options, using the Black-Scholes method. During fiscal 2000, the value of options granted was generally between 30% and 55% of an executive officer's total compensation. Through grants of stock options, the objective of aligning executive officers' long-range interests with those of the stockholders are met by providing the executive officers with the opportunity to build a meaningful stake in the Company. As with the determination of base salaries and bonuses, the Committee relies on quantitative and qualitative measures, exercising subjective judgment and discretion in view of these measures and the Company's general policies. Executive officers may also participate in the Company's 401(k) Plan, which includes Company matching contributions and discretionary contributions based on the Company's profitability, and the Company's Employee Stock Purchase Plan, which permits eligible employees to purchase shares of the Company's Common Stock at a 15% discount from the market price.

Chief Executive Officer Compensation

      The Governance and Compensation Committee reviewed the Chief Executive Officer's compensation for fiscal year 2000 and determined that his base salary would remain the same as it had been in fiscal year 1999. This base salary approximates the median level of chief executive officers of the comparison group of companies and is consistent with the Company's objective of paying a higher level of compensation through its at risk bonus and stock option programs. A fiscal year 2000 bonus of $100,000 was awarded to the Chief Executive Officer. This was the result of the Company achieving certain of the objective performance targets of pre-tax earnings, gross profit growth, and debt repayment (exclusive of acquisition related debt and certain special charges) as set forth in the Management Bonus Plan, and certain other operating objectives. In determining the number of shares to be awarded as stock options, the Committee considered the executive compensation paid by the comparison group of companies and the Chief Executive Officer's performance.

Deductibility

      The Company intends, to the extent reasonably practicable, to minimize the non-deductibility, under the Internal Revenue Code (the "Code"), of compensation paid to its executive officers while maintaining the flexibility of its compensation programs to attract and retain highly qualified executives in a competitive environment.

Governance and Compensation Committee

W. Thacher Brown, Chairman
Lee M. Thomas
Robert L. Yohe

                   STOCKHOLDER RETURN PERFORMANCE PRESENTATION

      Below is a graph comparing the yearly change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P MidCap 400 Index and the S&P MidCap 400 Chemicals Index for the period of five years commencing April 1, 1995 and ended March 31, 2000.

      The Company has approved the use of the S&P MidCap 400 Index and the S&P MidCap 400 Chemicals Index for purposes of this performance comparison because they include companies of similar size to that of the Company.

--------------------------------------------------------------------------------
                                  Airgas, Inc.
                Comparison of Five Year Cumulative Total Return
--------------------------------------------------------------------------------

                [The following data was taken from a line graph]

Dollars

--------------------------------------------------------------------------------
March 31                        1995   1996     1997     1998     1999     2000
--------------------------------------------------------------------------------
Airgas                          100   150.00   127.36   130.19    63.21    62.73
--------------------------------------------------------------------------------
S&P MidCap 400 Chemicals        100   135.34   112.26   148.04    77.81    79.55
--------------------------------------------------------------------------------
S&P MidCap 400                  100   128.49   142.14   211.83   212.77   293.81
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      The graph above assumes that $100 was invested on April 1, 1995, in
       Airgas, Inc. Common Stock, the S&P MidCap 400 Chemical Index, and
                            the S&P MidCap 400 Index.
--------------------------------------------------------------------------------

                              CERTAIN TRANSACTIONS

      The Company leases office space from William A. Rice, Jr., the Company's President and Chief Operating Officer. The lease has a term of five years ending in fiscal 2002, with a five-year renewal option. During fiscal 2000, the Company paid rent of $80,904 under the lease. The Company believes that the terms of the lease are no less favorable than could have been obtained in arms-length transactions with unaffiliated third parties.

                               SECURITY OWNERSHIP

      The following table sets forth certain information, according to information supplied to the Company regarding the number and percentage of shares of the Company's Common Stock beneficially owned on March 31, 2000 (i) by each person who is the beneficial owner of more than 5% of the Common Stock;
(ii) by each director and nominee for director; (iii) by each executive officer named in the Summary Compensation Table; and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares listed.

                                      Amount and Nature of      Percentage of
     Name of Beneficial Owner        Beneficial Ownership(1)  Shares Outstanding
     ------------------------        -----------------------  ------------------

Peter McCausland
612 East Gravers Lane
Wyndmoor, PA ......................   10,753,111 (2)(3)(5)          15.7%

Bonnie F. McCausland
612 East Gravers Lane
Wyndmoor, PA ......................    7,721,024 (2)(4)             11.4%

W. Thacher Brown ..................      126,750 (2)(6)                *

Frank B. Foster, III ..............       60,350 (2)                   *

John A. H. Shober .................       76,750 (2)                   *

Lee M. Thomas .....................       14,250 (2)                   *

Robert L. Yohe ....................       40,750 (2)                   *

Paula A. Sneed ....................        6,250 (2)                   *

David M. Stout ....................        6,250 (2)                   *

James W. Hovey ....................       38,750 (2)                   *

Samuel H. Goldstein ...............       35,125 (2)                   *

William A. Rice, Jr ...............      273,774 (2)(5)                *

Ted R. Schulte ....................       13,699 (2)(5)                *

Alfred B. Crichton ................      235,272 (2)(5)                *

Pacific Financial Research
9601 Wilshire Blvd, Suite 800
Beverly Hills, CA 90210 ...........    5,861,500 (7)                 8.7%

All directors and executive officers
 as a group (18 persons) ..........   12,483,999 (2)(3)(4)(5)(6)    17.7%

----------
* Less than 1% of the outstanding Common Stock

(1) Includes all options and other rights to acquire shares exercisable on or within 60 days of March 31, 2000.
(2) Includes the following number of shares of Common Stock which may be acquired by certain directors, executive officers and five percent stockholders through the exercise of options which were exercisable as of March 31, 2000 or became exercisable within 60 days of that date: Mr. McCausland, 1,381,133 shares; Mrs. McCausland, 398,264 shares held for the benefit of her children; Mr. Brown, 46,750 shares; Mr. Foster, 46,750 shares; Mr. Shober, 54,750 shares; Mr. Thomas, 12,250 shares; Mr. Yohe, 30,750 shares; Ms. Sneed, 6,250 shares; Mr. Stout, 6,250 shares; Mr. Hovey, 6,250 shares; Mr. Goldstein, 32,125 shares; Mr. Rice, 162,850 shares; Mr. Schulte, 11,000 shares; Mr. Crichton, 206,250 shares; and all directors and executive officers as a group, 3,527,784 shares.
(3) Investment and/or voting power with respect to 7,694,561 of such shares are shared with, or under the control of, Mr. McCausland's spouse, Bonnie McCausland, and other members of Mr. McCausland's immediate family, 24,963 shares are held by a charitable foundation of which Mr. McCausland is an officer and director and 2,000,000 shares are held by a grantor retained annuity trust of which Mr. McCausland is the trustee and the annuitant.
(4) Investment and/or voting power with respect to 7,694,561 shares are shared with, or under the control of, Mrs. McCausland's spouse, Peter McCausland, and other members of Mrs. McCausland's immediate family, and 24,963 shares are held by a charitable foundation of which Mrs. McCausland is an officer and director.
(5) Includes the following shares of Common Stock held under Airgas' 401(k) Plan as of March 31, 2000: Mr. McCausland, 36,618 shares; Mr. Rice, 30,284 shares; Mr. Schulte, 564 shares; Mr. Crichton, 9,059 shares; and all executive officers as a group, 80,679 shares.
(6)   Includes 8,000 shares owned by members of Mr. Brown's immediate family.
(7) Pacific Financial Research, an investment adviser, filed a Schedule 13G dated February 11, 2000, upon which the Company has relied in making this disclosure. Pacific Financial Research has sole voting and dispositive power as to 5,861,500 shares.

                         PROPOSAL TO RATIFY ACCOUNTANTS

      The Board of Directors has selected the firm of KPMG LLP as its independent auditors to audit the financial statements of the Company for the fiscal year ending March 31, 2001. The Board of Directors has proposed that the stockholders ratify the selection of KPMG LLP. This firm audited the Company's financial statements for the fiscal year ended March 31, 2000. Representatives of KPMG LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

      The Board of Directors recommends that you vote FOR ratification of KPMG LLP as independent auditors.

                           STOCKHOLDERS' PROPOSALS FOR
                               NEXT ANNUAL MEETING

      Under the rules of the Securities and Exchange Commission, if a stockholder wants to submit a proposal for inclusion in the Proxy Statement for presentation at the 2001 Annual Meeting, the proposal must be received by the Company, attention: Mr. Todd R. Craun, Secretary, at the principal offices of the Company, by March 4, 2001.

      For any proposal, including a nomination for election to the Board of Directors, that is not submitted for inclusion in next year's Proxy Statement, but is instead sought to be presented directly at the 2001 Annual Meeting, the Company's Bylaws require, and the Securities and Exchange Commission rules permit, that the proposal be received at the Company's principal executive offices not earlier than April 4, 2001 and not later than May 4, 2001. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after August 2, 2001, the notice must be received not earlier than 120 days before the Annual Meeting and not later than the later of 90 days before the Annual Meeting or the 10th day following public announcement of the date of the meeting. The Bylaws also provide that the notice must contain certain information regarding the proposal and the nomination.

--------------------------------------------------------------------------------

                                  AIRGAS, INC.

                                    P R O X Y

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
             FOR THE ANNUAL MEETING OF STOCKHOLDERS, AUGUST 3, 2000

      The undersigned holder of Common Stock of Airgas, Inc. hereby appoints Peter McCausland, Todd R. Craun and Roger F. Millay, and each of them, proxies, with powers of substitution in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at 2:00 p.m. on Thursday, August 3, 2000, in the Company's offices at 259 North Radnor-Chester Road, Radnor, Pennsylvania, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, and in their discretion upon such other business as may come before the Meeting.

      SHARES WILL BE VOTED AS INSTRUCTED, BUT IF NO INSTRUCTION IS GIVEN, SHARES WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR NAMED IN THE PROXY STATEMENT, FOR THE PROPOSAL DESCRIBED IN THE PROXY STATEMENT AND WITH DISCRETIONARY AUTHORITY ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

      The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement of the Board of Directors.

                                (Continued, and to be signed, on the other side)

                             AIRGAS, INC.
                             P.O. BOX 11491
                             NEW YORK, N.Y. 10203-0491

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     -----

     -----

1. Election of    FOR all nominees        WITHHOLD AUTHORITY to vote
   Directors      listed below      |_|   for all nominees listed below.  |_|

  *EXCEPTIONS  |_|

Nominees: Paula A. Sneed, James W. Hovey, David M. Stout

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________________

2. Ratify the selection of KPMG LLP as independent auditors.

   FOR    |_|          AGAINST    |_|          ABSTAIN       |_|

3. In their discretion, upon such other matters as may properly come before the Meeting.

                                                 Change of Address or
                                                 Comments Mark Here     |_|

NOTE: Please sign exactly as name(s) appears hereon. Executors, administrators, trustees, etc. should give full title as such.

DATE: ____________________________________________________________________, 2000

________________________________________________________________________________
                                    Signature

________________________________________________________________________________
                                    Signature

Votes must be indicated
(x) in Black or Blue ink.   |X|

PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

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